Exhibit 1.03

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 678-259-8625 ScotMcLeod@cdcsoftware.com

China.com Signs Advertising Contract with
China’s Leading Online Games Developer

China.com’s Newly Enhanced Game Channel Attracts Major Advertiser

BEIJING, November 07, 2007- China.com, a leading Internet services provider in China and a Hong Kong listed subsidiary of CDC Corporation (NASDAQ: China), announced today it has signed an advertising contract with Giant Interactive Group Inc. (NYSE: GA), one of the leading online games developers and operators in China. The advertising campaign for Giant will run on China.com’s newly enhanced game channel. (http://game.china.com/ ).

Designed as a comprehensive game portal and an interactive gaming platform, the China.com Game Channel serves as an effective bridge between game operators and game players. It provides game players with detailed information about popular multiplayer online games and enables them to form game communities. The game channel also provides operators with a platform to advertise their MMO (Massively Multiplayer Online) games to millions of game players in China and allows domestic and overseas game operators to launch their browser-based games.

“We are pleased to add Giant to our growing list of prestigious clients advertising with our portal,” said Donglei Fang, COO of China.com Inc. “As more and more game operators compete for players, they are expected to increase their online advertising spending significantly. China.com’s unique combination of comprehensive gaming information and an interactive gaming platform provides an ideal choice for game advertisers and operators. We are confident our game channel will become a very popular online destination.”

About Giant Interactive Group, Inc.

Giant Interactive Group, Inc. is one of China’s leading online game developers and operators in terms of revenues. The company focuses on massively multiplayer online, or MMO, games that are played through networked game servers in which tens of thousands of players are able to simultaneously connect and interact. Its online game ZT Online was the most popular online game in China in 2006, according to a report published by International Data Corporation (IDC), , a leading market research firm.

About China.com Inc.

China.com is a leading operator of Internet portals, serving a broad range of audiences in China. In 2006, it was chosen as the first company to host Google’s Video Adsense which serves video ads targeted at China’s English-speaking audience. China.com also was appointed by the Jilin government as the exclusive web sponsor of the 2007 Asian Winter Games. China.com was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Game Channel being bridge between game operators and game players and a platform to advertise their MMO games to millions of game players in China, the ability of the Games Channel to allow domestic and overseas game operators to launch their browser-based games, the popularity of the Games Channel and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including growth prospects for the Games Channel, the technical challenges in creating, operating and maintaining the Games Channel, the ability to attract game developers to advertise on the Games Channel, the development of competing products and technology and the possibility of development delays. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.